UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 5, 2012

ISC8 INC.

(Exact name of registrant as specified in charter)

Delaware	001-08402	33-0280334
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3001 Red Hill Avenue Costa Mesa, California		92626
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (714) 549-8211

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On September 5, 2012, ISC8 Inc. (“ISC8” or the “Company”) entered into a letter agreement effective as of August 29, 2012 (the “Agreement”) with ThinkEquity LLC (“ThinkEquity”), pursuant to which the Company has engaged ThinkEquity to act as its principal agent, on a non-exclusive basis, in connection with the exploration of potential financing transaction in the form of a private investment in public equity (the “Potential Transaction”). The term of the agreement is one year: provided that either party may terminate it at any time (the “Term”).

Under the terms of the Agreement, the Company has agreed to pay to ThinkEquity an advisory fee in the amount of 3.5% of the gross proceeds of any Potential Transaction with certain identified parties, and 7% of the gross proceeds of any Potential Transaction with any other party. So long as at least $7.5 million is raised in any Potential Transaction, the Company shall pay to ThinkEquity a minimum fee of $500,000. The Company will also reimburse ThinkEquity for its reasonable and customary expenses incurred in connection with services provided under the Agreement.

Pursuant to the Agreement, the Company has granted to ThinkEquity the right, during the Term and for 12 months thereafter, to provide investment banking services to the Company, on a non-exclusive basis, subject to general market conditions and upon terms and conditions to be mutually agreed between the parties in a separate written agreement, if any. The Agreement also contains certain indemnification obligations.

The foregoing description of the Agreement does not purport to be complete and is qualified in its entirety by reference to the terms and conditions of the actual Agreement, a copy of which is attached as Exhibit 10.1 to this Current Report on Form 8-K and which is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description

10.1	Letter Agreement between the Company and ThinkEquity LLC dated August 29, 2012.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ISC8 INC., a Delaware corporation

Dated: September 11, 2012	By:	/s/ Dan Regalado
Dan Regalado
Chief Financial Officer